American Midstream Reports First Quarter 2015 Financial Results
Partnership Reiterates 2015 Guidance

DENVER, CO – May 11, 2015 - American Midstream Partners, LP (NYSE: AMID) ("Partnership") today reported financial results for the three months ended March 31, 2015. Gross margin (a non-GAAP financial measure) for the first quarter 2015 was $33.8 million, an increase of $10.7 million, or 46.3 percent, from $23.1 million in the prior year period. The increase in gross margin for the three months ended March 31, 2015 was primarily due to higher gross margin in the Partnership's Gathering and Processing segment from the October 2014 acquisition of Costar Midstream and the January 2014 acquisition of the Lavaca System, which has tripled throughput volume since the acquisition.

Adjusted EBITDA (a non-GAAP financial measure) for the three months ended March 31, 2015 was $15.6 million, in-line with the Partnership's guidance for full-year 2015. Adjusted EBITDA for the three months ended March 31, 2015 increased $5.0 million, or 47.2 percent, compared to $10.6 million for same period in 2014. The first quarter 2015 increase in Adjusted EBITDA was primarily related to the above-mentioned acquisitions as well as the benefit of the August 2014 acquisition of the Main Pass Oil Gathering System.

Distributable cash flow ("DCF") (a non-GAAP financial measure) for the three months ended March 31, 2015 was $11.7 million, representing a distribution coverage ratio of 0.96, and in-line with the Partnership's guidance to maintain distribution coverage at approximately 1.00 in 2015. The first quarter 2015 distribution of $12.2 million, or $0.4725 per common unit, an increase of 2.2 percent per unit from the first quarter 2014 distribution, will be paid on May 15, 2015 to unitholders of record as of May 7, 2015.

Reconciliations of the non-GAAP financial measures gross margin, Adjusted EBITDA, and DCF to net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

Net income attributable to the Partnership for the three months ended March 31, 2015 was $0.8 million, compared to net income of $0.4 million for the first quarter 2014. The increase in net income attributable to the Partnership for the three months ended March 31, 2015 was primarily attributable to the reasons for the increase in gross margin discussed above, partially offset by an incremental increase in direct operating expenses associated with the Costar Midstream and Lavaca System acquisitions.

BUSINESS HIGHLIGHTS

Harvey Terminal

Terminal storage capacity at Harvey increased to 387,800 barrels as of mid-April 2015 with the addition of 150,000 barrels of incremental capacity, of which 100 percent is leased under multi-year, firm storage contracts. Construction of an additional 150,000 barrels and the deep-water ship dock are currently underway with expected completion in the second quarter. The terminal has the potential for more than two million barrels of capacity when fully developed, which would increase the Partnership's total storage capacity by more than 100 percent.

Midla Restructuring

On April 16, 2015, the Federal Energy Regulatory Commission issued an order accepting the Stipulation and Agreement ("Midla Settlement") filed by American Midstream (Midla), LLC ("Midla") on December 11, 2014. The Midla Settlement allows Midla to retire the existing 1920s vintage pipeline and replace it with a new, 12-inch pipeline from Winnsboro, Louisiana to Natchez, Mississippi (the “Midla-Natchez pipeline”) to serve existing residential, commercial, and industrial customers under long-term agreements ranging from 10 to 15 years, plus renewal options. The Partnership expects to place the Midla-Natchez pipeline into service in late 2016.

Series A-2 Convertible Preferred Units

On March 30, 2015, the Partnership entered into a Series A-2 Convertible Preferred Unit Purchase Agreement with an affiliate of its General Partner pursuant to which the Partnership issued 1,142,858 Series A-2 Units for approximately $20 million in aggregate proceeds. Distributions related to the newly issued Series A-2 Convertible Preferred Units and existing Series A Convertible Preferred Units will be made with paid-in-kind Series A Preferred Units, cash, or a combination thereof, at the discretion of the Board of Directors of the Partnership's General Partner through the first quarter 2016 distribution, payable in May 2016, or the time at which the Units are converted into common units.

High Point Lateral

In February 2015, the Partnership executed a 15-year, fee-based agreement to construct a 15-mile extension of the High Point system to serve an existing refinery customer in southeast Louisiana. Construction of the lateral will commence during the second quarter and is expected to be placed into service later this year.

2015 ADJUSTED EBITDA, DCF, AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership's forecast for 2015 Adjusted EBITDA and DCF remains unchanged in a range of $85 million to $95 million and $65 million to $75 million, respectively. The forecast includes the benefit of the anticipated acquisition of a 50 percent interest in Republic Midstream in the second half of 2015, and does not include the benefit of additional acquisitions, drop downs, or asset development projects the Partnership may pursue. The 2015 forecast also reflects current expectations of operational volumes and derivative instruments outstanding.

Growth capital expenditures for 2015, which exclude capital expenditures for maintenance and acquisitions, are also unchanged in a range of $125 million to $135 million. Forecasted growth capital expenditures include construction of additional midstream infrastructure for the Lavaca system, construction of the Longview rail facility, construction of the Bakken crude oil gathering system, construction of the Midla-Natchez pipeline, the continued build-out of the Harvey Terminal, construction of the High Point lateral, and other organic growth projects.

	2015 Guidance	2014 Actual	Percent change
	(millions)		(at the midpoint)
Adjusted EBITDA	$85 - $95	$45.6	97.4%
Distributable Cash Flow	$65 - $75	$32.7	114.1%
Growth Capital Expenditures	$125 - $135	$90.3	44.0%

EXECUTIVE COMMENTARY

“We are off to a strong start in 2015, with first quarter results in-line with our expectations and we remain on-track to achieve our 2015 guidance," said Steve Bergstrom, Executive Chairman, President and Chief Executive Officer. "The ongoing diversification of our midstream platform into key U.S. resource plays mitigates the challenging price environment and, despite year-over-year reductions in commodity prices of approximately 50 percent, we delivered strong adjusted EBITDA growth of nearly 50 percent.

"A key focus in 2015 is execution of asset-development projects that will contribute incremental, fee-based cash flow to our portfolio, including ongoing expansion of the Lavaca System where volumes have tripled since the January

2014 acquisition, commissioning the Bakken crude oil gathering system in the second quarter, completion in the third quarter of the Longview rail facility to complement our East Texas off-spec treating operations, and construction of the Permian off-spec treating joint venture with EnLink Midstream expected to be online in late 2015.  In addition, we are constructing the High Point lateral to serve an existing refinery customer in late 2015, further expanding the Harvey terminal, which is well ahead of expectations, and commencing construction on the Midla-Natchez pipeline with operations expected in late 2016.  Further, in the second half of 2015 we anticipate exercising our option to acquire a 50 percent interest in the Republic Midstream crude oil system in the Eagle Ford under development by an affiliate of ArcLight Capital, which controls our General Partner.

"Looking ahead, we reiterated our 2015 guidance, with Adjusted EBITDA expected to approximately double compared to our 2014 Adjusted EBITDA, and the continued expectation to hold our distribution flat during 2015 to maintain distribution coverage at approximately one times. ArcLight continues to be strongly supportive of American Midstream, and we are actively engaged in expanding our asset base through organic expansion projects as well as third-party and drop-down acquisitions, while remaining committed to delivering long-term, sustainable distribution growth to our unitholders."

SEGMENT PERFORMANCE

Gross Margin	Three months ended March 31,		Percent change
	(millions)		quarter-over-quarter
	2015	2014
Gathering and Processing	$21.0	$10.1	107.9%
Transmission	$10.1	$11.0	(8.2)%
Terminals	$2.7	$1.9	42.1%

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and marketing or re-delivery of natural gas and natural gas liquids ("NGLs") to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $21.0 million for the three months ended March 31, 2015 compared to $10.1 million for the three months ended March 31, 2014. The increase in gross margin for the first quarter 2015 was primarily attributable to incremental gross margin from assets acquired with the Costar Midstream acquisition, as well as incremental gross margin from the Lavaca System, partially offset by decreases in commodity prices of approximately 50 percent compared to the prior-year quarter.

Natural gas throughput volumes averaged 372.1 million cubic feet per day ("MMcf/d") for the three months ended March 31, 2015 compared to 284.1 MMcf/d for the three months ended March 31, 2014. Processed NGLs averaged 269.1 thousand gallons per day ("Mgal/d") for the three months ended March 31, 2015 compared to 38.6 Mgal/d for the same period in 2014. The increase in natural gas throughput volumes for the first quarter was primarily attributable to the addition of the Costar Midstream assets as well as the Lavaca System, partially offset by lower throughput volumes from the Partnership's legacy assets. The increase in processed NGLs for the three months ended March 31, 2015 was primarily attributable to the addition of the Longview operations as part of the Costar Midstream acquisition.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets primarily under fee-based and firm transportation agreements.

Segment gross margin for the Transmission segment was $10.1 million for the three months ended March 31, 2015 compared to $11.0 million for the three months ended March 31, 2014. The decrease in gross margin for the first quarter was attributable to lower average throughput volumes compared to the prior-year quarter.

Total natural gas throughput volumes averaged 811.0 MMcf/d for the three months ended March 31, 2015 compared to 864.2 MMcf/d for the three months ended March 31, 2014. The decrease in throughput volume for the three months ended March 31, 2015 was primarily due to decreased volumes on the High Point system as a result of producer and pipeline maintenance activities in the first half of the year.

Terminals - The Terminals segment provides above-ground, fee-based storage services at the Partnership's marine terminals to support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including chemicals, distillates, and agricultural products.

Segment gross margin for the Terminals segment was $2.7 million for the three months ended March 31, 2015 compared to $1.9 million for the three months ended March 31, 2014. The increase in gross margin was primarily attributable to increases in contracted storage capacity at the Harvey and Westwego terminals and associated ancillary services.

BALANCE SHEET

As of March 31, 2015, the Partnership had $392.0 million outstanding under its senior secured revolving credit facility. For the three months ended March 31, 2015, capital expenditures totaled $38.9 million, which included $1.1 million for maintenance capital. First quarter 2015 capital expenditures were primarily attributable to expansion of the Lavaca System, construction of the Bakken system and Longview rail facility, and the ongoing build-out of the Harvey Terminal.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of March 31, 2015, approximately 14 percent of the Partnership's exposure to NGL prices was hedged through the end of 2015. Subsequent to the end of the first quarter, the Partnership entered into additional derivative contracts and approximately 36 percent of the Partnership’s exposure to NGL prices in 2015 is hedged currently, excluding ethane.  Details regarding the Partnership's hedge program are found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. Eastern Time on Tuesday, May 12, 2015 to discuss results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 201-0168 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:        23095220
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP

Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in the Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. The consummation of the Republic Midstream acquisition discussed in this press release is subject to negotiation of definitive acquisition agreements and other conditions beyond our control. Construction of the projects described in this press release is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with acquisitions and growth, including the Republic Midstream acquisition, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 10, 2015, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 11, 2015. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$—	$499
Accounts receivable	8,341	4,924
Unbilled revenue	21,104	24,619
Risk management assets	455	688
Other current assets	8,181	15,554
Current deferred tax assets	5,382	3,086
Total current assets	43,463	49,370
Property, plant and equipment, net	606,751	582,182
Goodwill	142,053	142,236
Intangible assets, net	104,692	106,306
Investment in unconsolidated affiliates	21,419	22,252
Other assets, net	14,267	14,298
Total assets	$932,645	$916,644
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$18,830	$20,326
Accrued gas purchases	11,278	14,326
Accrued expenses and other current liabilities	21,284	25,800
Current portion of long-term debt	1,833	2,908
Risk management liabilities	168	215
Total current liabilities	53,393	63,575
Asset retirement obligations	34,762	34,645
Other liabilities	212	126
Long-term debt	386,850	372,950
Deferred tax liabilities	10,652	8,199
Total liabilities	485,869	479,495
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (7,052 thousand and 5,745 thousand units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	131,376	107,965
Equity and partners' capital
General Partner Interests (392 thousand units issued and outstanding as of March 31, 2015 and December 31, 2014)	(4,528)	(2,450)
Limited Partner Interests (22,754 thousand and 22,670 thousand units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	282,603	294,695
Series B convertible units (1,278 thousand and 1,255 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	32,640	32,220
Accumulated other comprehensive income (loss)	(9)	2
Total partners’ capital	310,706	324,467
Noncontrolling interests	4,694	4,717
Total equity and partners' capital	315,400	329,184
Total liabilities, equity and partners' capital	$932,645	$916,644

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended March 31,
	2015	2014
Revenue	$64,462	$80,368
Gain (loss) on commodity derivatives, net	147	(130)
Total revenue	64,609	80,238
Operating expenses:
Purchases of natural gas, NGLs and condensate	28,978	55,221
Direct operating expenses	13,867	8,961
Selling, general and administrative expenses	6,935	5,593
Equity compensation expense	1,698	360
Depreciation, amortization and accretion expense	9,689	7,632
Total operating expenses	61,167	77,767
Gain (loss) on sale of assets, net	(8)	(21)
Operating income (loss)	3,434	2,450
Other income (expense):
Interest expense	(2,610)	(1,903)
Earnings in unconsolidated affiliates	167	—
Net income (loss) before income tax (expense) benefit	991	547
Income tax (expense) benefit	(156)	11
Net income (loss) from continuing operations	835	558
Income (loss) from discontinued operations, net of tax	5	(50)
Net income (loss)	840	508
Net income (loss) attributable to noncontrolling interests	14	108
Net income (loss) attributable to the Partnership	$826	$400

General Partner's Interest in net income (loss)	$10	$7
Limited Partners' Interest in net income (loss)	$816	$393

Distribution declared per common unit (a)	$0.4725	$0.4525
Limited partners' net income (loss) per common unit:
Basic and diluted:
Income (loss) from continuing operations	$(0.19)	$(0.32)
Income (loss) from discontinued operations	—	—
Net income (loss)	$(0.19)	$(0.32)
Weighted average number of common units outstanding:
Basic and diluted	22,703	9,846
(a)    Declared and paid during the three months ended March 31, 2015 and 2014 related to prior quarter earnings.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities
Net income (loss)	$840	$508
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	9,689	7,632
Amortization of deferred financing costs	338	428
Amortization of weather derivative premium	241	284
Unrealized (gain) loss on commodity derivatives, net	(55)	39
Non-cash compensation	1,720	360
Postretirement expense (benefit)	8	12
(Gain) loss on sale of assets, net	(8)	—
Deferred tax expense (benefit)	158	(26)
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(3,414)	(1,041)
Unbilled revenue	3,515	(3,222)
Other current assets	917	(2,374)
Other assets, net	49	(15)
Accounts payable	(151)	(789)
Accrued gas purchases	(3,048)	1,416
Accrued expenses and other current liabilities	(1,702)	263
Asset retirement obligations	(83)	—
Other liabilities	88	79
Net cash provided by operating activities	9,102	3,554
Cash flows from investing activities
Cost of acquisitions, net of cash acquired	183	(110,909)
Additions to property, plant and equipment	(38,922)	(3,928)
Proceeds from disposals of property, plant and equipment	2,800	6,135
Proceeds from equity method investment, return of capital	833	—
Restricted cash	6,450	—
Net cash used in investing activities	(28,656)	(108,702)
Cash flows from financing activities
Payment of offering costs	(148)	86,926
Unitholder contributions	—	1,276
Unitholder distributions	(12,159)	(5,379)
Issuance of Series A Units	20,000	—
Issuance of Series B Units	—	30,000
Acquisition of noncontrolling interests	—	(8)
Net distributions to noncontrolling interests	(37)	(98)
LTIP tax netting unit repurchase	(725)	(90)
Payment of deferred financing costs	(163)	(144)
Payments on other debt	(1,613)	(791)
Borrowings on other debt	—	170
Payments on long-term debt	(54,200)	(49,771)
Borrowings on long-term debt	68,100	44,686

Net cash provided by financing activities	19,055	106,777
Net increase (decrease) in cash and cash equivalents	(499)	1,629
Cash and cash equivalents
Beginning of period	499	393
End of period	$—	$2,022
Supplemental cash flow information
Interest payments, net	$2,290	$1,781
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$(3,678)	$(1,474)
Accrued paid in-kind unitholder distributions for Series A Units	3,411	1,844
In-kind unitholder distributions for Series B Units	420	—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Adjusted EBITDA and Distributable Cash Flow
to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended March 31,
	2015	2014
Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the Partnership
Net income (loss) attributable to the Partnership	$826	$400
Add:
Depreciation, amortization and accretion expense	9,689	7,632
Interest expense	2,384	1,493
Debt issuance costs	230	144
Unrealized (gain) loss on derivatives, net	(55)	39
Non-cash equity compensation expense	1,698	360
Transaction expenses	43	812
Income tax expense (benefit)	160	(26)
Proceeds from equity method investment, return of capital	833	—
Deduct:
COMA income	252	289
OPEB plan net periodic benefit	3	11
Gain (loss) on sale of assets, net	(8)	(43)
Adjusted EBITDA	$15,561	$10,597
Deduct:
Cash interest expense (a)	2,319	1,464
Normalized maintenance capital (b)	1,550	1,300
Series A convertible preferred payment	—	1,338
Distributable Cash Flow	11,692	6,495

(a)    Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(b)    Represents quarterly maintenance capital expenditures in each given period, which is what the Partnership expects to be required to maintain assets over the long term.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended March 31,
	2015	2014
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and processing segment gross margin	$21,045	$10,128
Transmission segment gross margin	10,061	11,014
Terminals segment gross margin	2,670	1,939
Total Gross Margin	$33,776	$23,081
Plus:
Gain (loss) on commodity derivatives, net	147	(130)
Earnings in unconsolidated affiliates	167	—
Less:
Direct operating expenses (a)	12,272	7,286
Selling, general and administrative expenses	6,935	5,593
Equity compensation expense	1,698	360
Depreciation, amortization and accretion expense	9,689	7,632
(Gain) loss on sale of assets, net	8	21
Interest expense	2,610	1,903
Other, net (b)	(113)	(391)
Income tax expense (benefit)	156	(11)
Gain (loss) from discontinued operations, net of tax	(5)	50
Net income (loss) attributable to noncontrolling interest	14	108
Net income (loss) attributable to the Partnership	$826	$400

(a)    Direct operating expenses includes Gathering and Processing segment direct operating expenses of $9.1 million and
$4.2 million, respectively, and Transmission segment direct operating expenses of $3.2 million and $3.1 million, respectively, for the three months ended March 31, 2015 and 2014. Direct operating expenses related to our Terminals segment of $1.6 million and $1.7 million, respectively, for the three months ended March 31, 2015 and 2014 are included within the calculation of Terminals segment gross margin.

(b)    Other, net includes realized gain (loss) on commodity derivatives of $0.1 million and $(0.1) million and COMA income of $0.3 million for the three months ended March 31, 2015 and 2014.

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended March 31,
	2015	2014
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$48,449	$51,625
Gain (loss) on commodity derivatives, net	147	(130)
Total revenue	48,596	51,495
Purchases of natural gas, NGLs and condensate	27,319	41,121
Direct operating expenses	9,092	4,168
Other financial data:
Segment gross margin	$21,045	$10,128
Operating data:
Average throughput (MMcf/d)	372.1	284.1
Average plant inlet volume (MMcf/d) (a) (b)	136.1	87.6
Average gross NGL production (Mgal/d) (a) (c)	269.1	38.6
Average gross condensate production (Mgal/d) (a)	99.1	42.2
Average realized prices:
Natural gas ($/Mcf)	$3.39	$5.66
NGLs ($/gal)	$0.60	$1.07
Condensate ($/gal)	$0.95	$2.22
Transmission segment
Financial data:
Total revenue	$11,748	$25,129
Purchases of natural gas, NGLs and condensate	1,659	14,100
Direct operating expenses	3,180	3,118
Other financial data:
Segment gross margin	$10,061	$11,014
Operating data:
Average throughput (MMcf/d)	811.0	864.2
Average firm transportation - capacity reservation (MMcf/d)	695.0	631.7
Average interruptible transportation - throughput (MMcf/d)	445.6	522.8
Terminals segment
Financial data:
Total revenue	$4,265	$3,614
Direct operating expenses	1,595	1,675
Other financial data:
Segment gross margin	$2,670	$1,939
Operating data:
Contracted Capacity (Bbls)	1,378,467	1,316,268
Design Capacity (Bbls)	1,675,019	1,337,219
Storage utilization	82%	98%

(a)	Excludes volumes and gross production under our elective processing arrangements.

(b)	Includes gross plant inlet volume associated with our interest in the Burns Point processing plant.

(c)	Includes net NGL production associated with our interest in the Burns Point processing plant.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flow are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts, cash distributions in excess of earnings from unconsolidated affiliates and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss) attributable to the Partnership.
Distributable cash flow is a significant performance metric used by us and by external users of the Partnership's financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership's unitholders. Using this metric, management and external users of the Partnership's financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership's unitholders since it serves as an indicator of the Partnership's success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership's quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP financial measure most comparable to distributable cash flow is net income (loss) attributable to the Partnership.
The GAAP measure most directly comparable to forecasted adjusted EBITDA and distributable cash flow is net income (loss) attributable to the Partnership. Net income attributable to the Partnership is forecasted to be approximately $35 million to $45 million in 2015.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased and revenue from construction, operating and maintenance agreements ("COMA"). Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminals segment as revenue generated from fee-based compensation on guaranteed firm storage contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most comparable to gross margin is net income (loss) attributable to the Partnership.